For Immediate Release

Patrick Industries Announces New Chairman and President;

Other Results from Annual Meeting

ELKHART, Ind., May 22, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) today announced the appointment of Paul E. Hassler as Chairman of the Board of Directors. Mr. Hassler, age 61, will continue in his role as Chief Executive Officer. In addition, the Company announced the promotion of Todd M. Cleveland, Patrick’s Executive Vice President of Operations and Sales and Chief Operating Officer, to the position of President and Chief Operating Officer.

The appointments were announced following the Company’s quarterly Board of Directors meeting on May 22, 2008. Mr. Cleveland succeeds Mr. Hassler as Company President. Prior to his position with Patrick, Mr. Cleveland, age 40, was President and Chief Executive Officer of Adorn LLC, before joining Patrick following Patrick’s acquisition of Adorn LLC in May 2007.

In addition, the Company also held its annual shareholders meeting on May 22, 2008, at which shareholders approved or ratified all five proposals listed in the Company’s proxy statement. This included a change to Patrick’s Articles of Incorporation by deleting Article IX, which eliminated the classification of the Board of Directors, resulting in the annual election of all directors and eliminating the requirement of nine directors on the Board.

Shareholders also approved a rights offering of 1,850,000 shares of common stock, in which shareholders will receive one right to purchase a fraction of a share of common stock for each share of common stock held on May 27, 2008, the record date, at a purchase price of $7.00 per share. The aggregate proceeds from the rights offering will be approximately $12.9 million. The Company will use the net proceeds from the rights offering to prepay the remaining principal balance on its 13.5% Senior Subordinated Promissory Notes and related accrued interest, and to reduce borrowings under the Company’s credit facility.

Shareholders also approved, as part of the rights offering, a Standby Purchase Agreement with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (“Tontine”), pursuant to which Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the rights offering, and (ii) any shares that are unsubscribed for by other shareholders at the close of the rights offering at the same price of $7.00 per share.

In addition, Patrick’s shareholders elected Todd Cleveland, Patrick’s new President and Chief Operating Officer, Terrence D. Brennan, 69, retired President and CEO of NBD Bank in Elkhart, Ind., and Larry D. Renbarger, 69, retired CEO of Shelter Components, to the Board of Directors. Following the election, the Company’s Board stands at seven directors. Robert C. Timmins, John H. McDermott and Harold E. Wyland all retired from the Board. Lastly, shareholders approved the appointment of Ernst & Young LLP as Patrick’s independent registered public accounting firm for fiscal year 2008.

“We want to thank Robert Timmins, John McDermott and Harold Wyland for their 21, 39, and 19 years of service respectively on Patrick’s Board, as well as to welcome Todd Cleveland as a new director,” said Paul Hassler, Chairman and Chief Executive Officer of Patrick Industries. “I also want to congratulate Todd for his promotion to President. Despite the ongoing challenges in our core markets, we remain focused on executing our strategic plan based on market penetration, enhanced capacity utilization, improving operating efficiencies and product development.”

Patrick Industries, Inc. / Page 2 of 3

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial markets and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The Company also distributes drywall and drywall finishing products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high-pressure laminates, and other miscellaneous products. In May 2007, Patrick acquired Adorn, LLC, a manufacturer and supplier of interior components to the recreational vehicle and manufactured housing industries.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com